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Exhibit 99.1                 Press Release, dated January 6, 2004


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                                                                   EXHIBIT 99.1


                           LONG ISLAND FINANCIAL CORP.

                            BOARD OF DIRECTOR CHANGES


Douglas C. Manditch, President and Chief Executive Officer of Long Island Financial Corp. and Long Island Commercial Bank announced today that Roy M. Kern, Sr., Vice Chairman retired from the Board of Long Island Financial Corp. and Long Island Commercial Bank, effective January 1, 2004.

In addition, Mr. Manditch announced that the Board elected Director Harvey Auerbach to the position of Vice Chairman to succeed the retiring Mr. Kern. The Board also elected John R. McAteer to the Boards of Long Island Financial Corp. and its wholly owned subsidiary Long Island Commercial Bank, and designated Mr. McAteer as its "Financial Expert."

Mr. Auerbach, elected Vice Chairman of the Board, was one of the founders of Long Island Commercial Bank and has served on its Board since the inception of the Bank in 1990 and served on the Board of Long Island Financial Corp. since its organization in 1999. Mr. Auerbach is the owner and founder of Brookwood Management Company, which owns and manages residential and commercial real estate properties. He serves as a Trustee of The Long Island Museums of Art, History and Carriages in Stony Brook and as Chairman of City University of New York (CUNY) Construction Fund. Mr. Auerbach holds a Bachelor of Science degree from the University of North Carolina and attended New York University Law School. In 1995, New York State Governor George Pataki appointed him as a Trustee of the Long Island Power Authority. He currently resides in Bridgehampton.

Mr. McAteer has over 25 years of public accounting and audit experience, and will serve on the Audit Committee of the Boards of the Company and the Bank. He is a member of the American Institute of CPAs and the New York State Society of CPAs, where he served on the Bank and Savings Institution Accounting Committee and the Sports and Entertainment Accounting Committee. Currently, he is an Audit Partner at Holtz Rubenstein & Co., LLP and is also in charge of services to the legal profession. Mr. McAteer also serves on the Nassau Chapter of the New York State Society of CPAs Litigation Support Committee and its Business Valuation Sub-Committee. He is a member of the Board of Directors of

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the Epilepsy Foundation of Long Island, member of the Board of Directors of the
Interfaith Nutrition Network, Inc., member of the DFK/USA, Inc. Litigation and Valuation Committee and candidate member of the American Society of Appraisers, where he is Director of the Long Island chapter. He has also been an ex-officio member of the Committee on Financial Accounting of the Savings Bank Association of New York, a member of the Board of Directors of the Long Island Diabetes Association and member of the Board of Directors of Pace University Undergraduate Alumni Association. Mr. McAteer earned his Bachelor of Business Administration in Accounting from Pace University and currently resides in Copiague Harbor with his wife Donna.





For additional information about Long Island Commercial Bank, please call (631) 348-0888 or visit the website at www.licb.com.



Long Island Commercial Bank, a wholly owned subsidiary of Long Island Financial Corp., is a New York State chartered commercial bank. Emphasizing personal service and responsiveness to the needs of its customers, Long Island Commercial Bank is an independent local bank that began its operations in 1990 and provides commercial and consumer banking services through twelve offices located in Islandia, Babylon, Central Islip, Deer Park, Hauppauge, Melville, Ronkonkoma, Shirley, Smithtown, Jericho and Westbury on Long Island and in Bay Ridge, Brooklyn.